Term Sheet
To prospectus dated November 14, 2011,
prospectus supplement dated November 14, 2011,
product supplement no. 29-I dated August 31, 2012 and
underlying supplement no. 1-I dated November 14, 2011
Term Sheet to Product Supplement No. 29-I Registration Statement No. 333-177923 Dated March 17, 2014; Rule 433
Structured Investments	$ Contingent Coupon Callable Yield Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index due June 24, 2015
General
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The Notes are designed for investors who seek a Contingent Interest Payment with respect to each Observation Date for which the closing level of each of the S&P 500® Index and the Russell 2000® Index is greater than or equal to 65% of its Initial Level, which we refer to as a Coupon Barrier Level.  Investors should be willing to forgo fixed interest and dividend payments, in exchange for the opportunity to receive Contingent Interest Payments.

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Investors in the Notes should be willing to accept the risk of losing some or all of their principal if a Knock-In Event (as defined below) has occurred and the risk that no Contingent Interest Payment may be made with respect to some or all Observation Dates.  Any payment on the Notes is subject to the credit risk of JPMorgan Chase & Co.

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The Notes may be redeemed early, in whole but not in part, at our option on any of the Contingent Interest Payment Dates (other than the final Contingent Interest Payment Date).  The first Contingent Interest Payment Date, and therefore the earliest date on which the Notes may be redeemed early, is June 24, 2014.

•	Unsecured and unsubordinated obligations of JPMorgan Chase & Co. maturing June 24, 2015†
•	The payment at maturity is not linked to a basket composed of the Underlyings. The payment at maturity is linked to the performance of each of the Underlyings individually, as described below.
•	Minimum denominations of $1,000 and integral multiples thereof
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The terms of the Notes as set forth in “Key Terms” below, to the extent they differ from or conflict with those set forth in the accompanying product supplement no. 29-I, supersede the terms set forth in product supplement no. 29-I.  In particular, the Notes will be subject to early redemption at our option as described under “Key Terms — Early Redemption” below and will not be subject to an automatic call.

Key Terms
Underlyings:	The S&P 500® Index (Bloomberg ticker: SPX) and the Russell 2000® Index (Bloomberg ticker: RTY) (each, an “Underlying” and collectively, the “Underlyings”)
Contingent Interest Payments:
If the Notes have not been previously redeemed early and the closing level of each Underlying on any Observation Date is greater than or equal to its Coupon Barrier Level, you will receive on the applicable Contingent Interest Payment Date for each $1,000 principal amount Note a Contingent Interest Payment equal to at least $12.75* (equivalent to an interest rate of at least 5.10%* per annum, payable at a rate of at least 1.275%* per quarter).
If the closing level of either Underlying on any Observation Date is less than its Coupon Barrier Level, no Contingent Interest Payment will be made with respect to that Observation Date.

Coupon Barrier Level / Knock-In Level:	With respect to each Underlying, an amount that represents 65% of its Initial Level
Contingent Interest Rate:
At least 5.10%* per annum, payable at a rate of at least 1.275%* per quarter, if applicable
*The actual Contingent Interest Rate will be provided in the pricing supplement and will not be less than 5.10% per annum.

Early Redemption:
We, at our election, may redeem the Notes early, in whole but not in part, on any of the Contingent Interest Payment Dates (other than the final Contingent Interest Payment Date) at a price for each $1,000 principal amount Note equal to $1,000 plus any accrued and unpaid Contingent Interest Payment.  If we intend to redeem your Notes early, we will deliver notice to The Depository Trust Company, or DTC, at least five business days before the applicable Contingent Interest Payment Dates on which the Notes are redeemed early.

Payment at Maturity:
If the Notes have not been redeemed early and a Knock-In Event has not occurred, you will receive a cash payment at maturity, for each $1,000 principal amount Note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to the Valuation Date.
If the Notes have not been redeemed early and a Knock-In Event has occurred, at maturity you will lose 1% of the principal amount of your Notes for every 1% that the Final Level of the Lesser Performing Underlying is less than its Initial Level.  Under these circumstances, your payment at maturity per $1,000 principal amount Note will be calculated as follows:
$1,000 + ($1,000 × Lesser Performing Underlying Return)
If the Notes have not been redeemed early and a Knock-In Event has occurred, you will lose more than 35% of your principal amount and could lose up to the entire principal amount of your Notes at maturity.

Knock-In Event:	A Knock-In Event occurs if the Final Level (i.e., the closing level on the Valuation Date) of either Underlying is less than its Knock-In Level.
Pricing Date:	On or about March 19, 2014
Original Issue Date (Settlement Date):	On or about March 24, 2014
Observation Dates†:	June 17, 2014, September 17, 2014, December 17, 2014, March 17, 2015 and June 19, 2015 (the “Valuation Date”)
Contingent Interest Payment Dates†:
Notwithstanding anything to the contrary in the accompanying product supplement no. 29-I, the Contingent Interest Payment Dates will be June 24, 2014, September 24, 2014, December 24, 2014, March 24, 2015 and the Maturity Date

Maturity Date†:	June 24, 2015
CUSIP:	48127DCD8
Other Key Terms:	See “Additional Key Terms” in this term sheet
†
Subject to postponement in the event of certain market disruption events and as described under “Description of Notes — Postponement of a Review Date” and “Description of Notes — Postponement of a Payment Date” in the accompanying product supplement no. 29-I

Investing in the Contingent Coupon Callable Yield Notes involves a number of risks.  See “Risk Factors” beginning on page PS-13 of the accompanying product supplement no. 29-I, “Risk Factors” beginning on page US-1 of the accompanying underlying supplement no. 1-I and “Selected Risk Considerations” beginning on page TS-2 of this term sheet.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus.  Any representation to the contrary is a criminal offense.
	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per Note	$1,000	$	$
Total	$	$	$
(1)	See “Supplemental Use of Proceeds” in this term sheet for information about the components of the price to public of the Notes.
(2)
J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers.  In no event will these selling commissions exceed $12.50 per $1,000 principal amount Note.  See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-66 of the accompanying product supplement no. 29-I.

If the Notes priced today, the estimated value of the Notes as determined by JPMS would be approximately $984.10 per $1,000 principal amount Note. JPMS’s estimated value of the Notes, when the terms of the Notes are set, will be provided by JPMS in the pricing supplement and will not be less than $970.00 per $1,000 principal amount Note. See “JPMS’s Estimated Value of the Notes” in this term sheet for additional information.
The Notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
March 17, 2014

Additional Terms Specific to the Notes

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for the offering to which this term sheet relates.  Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering.  You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product supplement no. 29-I, underlying supplement no. 1-I and this term sheet if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer by notifying the applicable agent.  We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance.  In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this term sheet together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011 relating to our Series E medium-term notes of which these Notes are a part, and the more detailed information contained in product supplement no. 29-I dated August 31, 2012 and underlying supplement no. 1-I dated November 14, 2011.  This term sheet, together with the documents listed below, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 29-I and “Risk Factors” in the accompanying underlying supplement no. 1-I, as the Notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 29-I dated August 31, 2012:
http://www.sec.gov/Archives/edgar/data/19617/000095010312004448/crt_dp32532-424b2.pdf

•	Underlying supplement no. 1-I dated November 14, 2011:
http://www.sec.gov/Archives/edgar/data/19617/000089109211007615/e46154_424b2.pdf

•	Prospectus supplement dated November 14, 2011:
http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf

•	Prospectus dated November 14, 2011:
http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617.  As used in this term sheet, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

Additional Key Terms

Underlying Return:	With respect to each Underlying: (Final Level – Initial Level) Initial Level
Initial Level:	With respect to each Underlying, the closing level of that Underlying on the Pricing Date
Final Level:	With respect to each Underlying, the closing level of that Underlying on the Valuation Date
Lesser Performing Underlying:	The Underlying with the Lesser Performing Underlying Return
Lesser Performing Underlying Return:	The lower of the Underlying Returns of the Underlyings

Supplemental Terms of the Notes

Notwithstanding anything to the contrary in product supplement no. 29-I, the Notes will be subject to early redemption at our option as described under “Key Terms — Early Redemption” in this term sheet and will not be subject to an automatic call.

Notwithstanding anything to the contrary in the accompanying product supplement no. 29-I, the “closing level” of the Russell 2000® Index  or any relevant successor index (as defined in the accompanying product supplement no. 29-I) on any relevant day will equal the closing level of the Russell 2000® Index or that successor index, as applicable, as published by Bloomberg Financial Markets with respect to that day.  Currently, Bloomberg Financial Markets publishes the closing level of the Russell 2000® Index to four decimal places, whereas Russell Investment Group (“Russell”), the index sponsor of the Russell 2000® Index, publishes the official closing level of the Russell 2000® Index to six decimal places.  As a result, the closing level of the Russell 2000® Index published by Bloomberg Financial Markets will likely be slightly different from the official closing level of the Russell 2000® Index published by Russell.

JPMorgan Structured Investments —	TS-1
Contingent Coupon Callable Yield Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index

For purposes of the Notes offered by this term sheet, all references to each of the following defined terms used in the accompanying product supplement will be deemed to refer to the corresponding defined term used in this term sheet, as set forth in the table below:

Product Supplement Defined Term	Term Sheet Defined Term
Interest Barrier	Coupon Barrier Level
Trigger Level	Knock-In Level
Trigger Event	Knock-In Event
Initial Index Level	Initial Level
Ending Index Level	Final Level
Index closing level	closing level
Review Date	Observation Date
Final Review Date	Valuation Date
Interest Payment Date	Contingent Interest Payment Date

For the avoidance of doubt, Observation Dates are subject to postponement under “Description of Notes — Postponement of a Review Date” in the accompanying product supplement.

Selected Purchase Considerations

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QUARTERLY CONTINGENT INTEREST PAYMENTS — The Notes offer the potential to earn a Contingent Interest Payment in connection with each quarterly Observation Date of at least $12.75* per $1,000 principal amount Note (equivalent to an interest rate of at least 5.10%* per annum, payable at a rate of at least 1.275%* per quarter).  If the Notes have not been redeemed early and the closing level of each Underlying on any Observation Date is greater than or equal to its Coupon Barrier Level, you will receive a Contingent Interest Payment on the applicable Contingent Interest Payment Date.  If the closing level of either Underlying on any Observation Date is less than its Coupon Barrier Level, no Contingent Interest Payment will be made with respect to that Observation Date.  If payable, a Contingent Interest Payment will be made to the holders of record at the close of business on the business day immediately preceding the applicable Contingent Interest Payment Date.  Because the Notes are our unsecured and unsubordinated obligations, payment of any amount on the Notes is subject to our ability to pay our obligations as they become due.

* The actual Contingent Interest Rate will be provided in the pricing supplement and will not be less than 5.10% per annum.

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POTENTIAL EARLY EXIT AS A RESULT OF THE OPTIONAL EARLY REDEMPTION FEATURE — We, at our election, may redeem the Notes early, in whole but not in part, on any of the Contingent Interest Payment Dates (other than the final Contingent Interest Payment Date).  If the Notes are redeemed early, you will receive $1,000 plus any accrued and unpaid Contingent Interest Payment for each $1,000 principal amount Note on the applicable Contingent Interest Payment Date on which the Notes are redeemed early.

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THE NOTES DO NOT GUARANTEE THE RETURN OF YOUR PRINCIPAL IF THE NOTES HAVE NOT BEEN REDEEMED EARLY — If the Notes have not been redeemed early, we will pay you your principal back at maturity only if a Knock-In Event has not occurred.  However, if the Notes have not been redeemed early and a Knock-In Event has occurred, you will lose more than 35% of your principal amount and could lose up to the entire principal amount of your Notes at maturity.

•	EXPOSURE TO EACH OF THE UNDERLYINGS — The return on the Notes is linked to the Lesser Performing Underlying, which will be either the S&P 500® Index or the Russell 2000® Index.

The S&P 500® Index consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets.  For additional information about the S&P 500® Index, see the information set forth under “Equity Index Descriptions — The S&P 500® Index” in the accompanying underlying supplement no. 1-I.

The Russell 2000® Index consists of the middle 2,000 companies included in the Russell 3000E™ Index and, as a result of the index calculation methodology, consists of the smallest 2,000 companies included in the Russell 3000® Index.  The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market.  For additional information about the Russell 2000® Index, see the information set forth under “Equity Index Descriptions — The Russell 2000® Index” in the accompanying underlying supplement no. 1-I.

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TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 29-I, although for purposes of this offering, references therein to an automatic call should be read to refer to an early redemption.  In determining our reporting responsibilities we intend to treat (i) the Notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any Contingent Interest Payments as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Tax Treatment as Prepaid Forward Contracts with Associated Contingent Coupons” in the accompanying product supplement no. 29-I.  Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, we believe that this is a reasonable treatment, but that there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt, in which case the timing and character of any income or loss on the Notes could be materially affected.  In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are

JPMorgan Structured Investments —	TS-2
Contingent Coupon Callable Yield Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index

linked.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the Notes, possibly with retroactive effect.  You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice.

The U.S. federal income tax treatment of Contingent Interest Payments is uncertain, and although we believe it is reasonable to take a position that Contingent Interest Payments are not subject to U.S. withholding tax (at least if a Form W-8 is provided), a withholding agent may nonetheless withhold on these payments (generally at a rate of 30%, subject to the possible reduction or elimination of that rate under an applicable income tax treaty), unless income from your Notes is effectively connected with your conduct of a trade or business in the United States (and, if an applicable treaty so requires, attributable to a permanent establishment in the United States). In the event of any withholding, we will not be required to pay any additional amounts with respect to amounts so withheld.  If you are not a United States person, you are urged to consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Notes in light of your particular circumstances.

Selected Risk Considerations

An investment in the Notes involves significant risks.  Investing in the Notes is not equivalent to investing directly in either or both of the Underlyings or any of the equity securities included in the Underlyings.  These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 29-I dated August 31, 2012 and in the “Risk Factors” section of the accompanying underlying supplement no. 1-I dated November 14, 2011.

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YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The Notes do not guarantee any return of principal.  If the Notes have not been redeemed early and a Knock-In Event has occurred, you will lose 1% of your principal amount at maturity for every 1% that the Final Level of the Lesser Performing Underlying is less than its Initial Level.  Accordingly, under these circumstances, you will lose more than 35% of your principal amount and could lose up to the entire principal amount of your Notes at maturity.

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THE NOTES DO NOT GUARANTEE THE PAYMENT OF INTEREST AND MAY NOT PAY ANY INTEREST AT ALL — The terms of the Notes differ from those of conventional debt securities in that, among other things, whether we pay interest is linked to the performance of each Underlying.  If the Notes have not been redeemed early, we will make a Contingent Interest Payment with respect to an Observation Date only if the closing level of each Underlying on that Observation Date is greater than or equal to its Coupon Barrier Level.  If the closing level of either Underlying on that Observation Date is less than its Coupon Barrier Level, no Contingent Interest Payment will be made with respect to that Observation Date, and the Contingent Interest Payment that would otherwise have been payable with respect to that Observation Date will not be accrued and subsequently paid.  Accordingly, if the closing level of either Underlying on each Observation Date is less than its Coupon Barrier Level, you will not receive any interest payments over the term of the Notes.

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CREDIT RISK OF JPMORGAN CHASE & CO. — The Notes are subject to the credit risk of JPMorgan Chase & Co., and our credit ratings and credit spreads may adversely affect the market value of the Notes.  Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the Notes.  Any actual or potential change in our creditworthiness or credit spreads, as determined by the market for taking our credit risk, is likely to adversely affect the value of the Notes.  If we were to default on our payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

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THE OPTIONAL EARLY REDEMPTION FEATURE MAY FORCE A POTENTIAL EARLY EXIT — If the Notes are redeemed early, the amount of Contingent Interest Payments made on the Notes may be less than the amount of Contingent Interest Payments that might have been payable if the Notes were held to maturity, and, for each $1,000 principal amount Note, you will receive $1,000 plus any accrued and unpaid Contingent Interest Payment on the applicable Contingent Interest Payment Date on which the Notes are redeemed early.

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REINVESTMENT RISK — If your Notes are redeemed early, the term of the Notes may be reduced to as short as three months and you will not receive any Contingent Interest Payments after the applicable Contingent Interest Payment Date.  There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the Notes are redeemed early prior to the Maturity Date.

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THE APPRECIATION POTENTIAL OF THE NOTES IS LIMITED, AND YOU WILL NOT PARTICIPATE IN ANY APPRECIATION IN THE VALUE OF EITHER UNDERLYING — The appreciation potential of the Notes is limited to the sum of any Contingent Interest Payments that may be paid over the term of the Notes, regardless of any appreciation in the value of either Underlying, which may be significant.  You will not participate in any appreciation in the value of either Underlying.  Accordingly, the return on the Notes may be significantly less than the return on a direct investment in either Underlying during the term of the Notes.

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POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and as an agent of the offering of the Notes, hedging our obligations under the Notes and making the assumptions used to determine the pricing of the Notes and the estimated value of the Notes when the terms of the Notes are set, which we refer to as JPMS’s estimated value.  In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.  In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the Notes and the value of the Notes.  It is possible that hedging or trading activities of ours or our affiliates in connection with the Notes could result in substantial returns for us or our affiliates while the value of the

JPMorgan Structured Investments —	TS-3
Contingent Coupon Callable Yield Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index

Notes declines.  Please refer to “Risk Factors — Risks Relating to the Notes Generally” in the accompanying product supplement no. 29-I for additional information about these risks.

We are also currently one of the companies that make up the S&P 500® Index.  We will not have any obligation to consider your interests as a holder of the Notes in taking any corporate action that might affect the value of the S&P 500® Index and the Notes.

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YOU ARE EXPOSED TO THE RISK OF DECLINE IN THE VALUE OF EACH UNDERLYING — Your return on the Notes and your payment at maturity, if any, is not linked to a basket consisting of the Underlyings.  If the Notes have not been redeemed early, your payment at maturity is contingent upon the performance of each individual Underlying such that you will be equally exposed to the risks related to either of the Underlyings.  The performance of the Underlyings may not be correlated.  Poor performance by either of the Underlyings over the term of the Notes may negatively affect whether you will receive a Contingent Interest Payment on any Contingent Interest Payment Date and your payment at maturity and will not be offset or mitigated by positive performance by the other Underlying.  Accordingly, your investment is subject to the risk of decline in the value of each Underlying.

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THE BENEFIT PROVIDED BY THE KNOCK-IN LEVEL MAY TERMINATE ON THE VALUATION DATE — If the Final Level of either Underlying is less than its Knock-In Level (i.e., a Knock-In Event occurs) and the Notes have not been redeemed early, the benefit provided by the Knock-In Level will terminate and you will be fully exposed to any depreciation in the Lesser Performing Underlying.  The Final Level of each Underlying will be determined based on the applicable closing level on a single day near the end of the term of the Notes; the closing level of an Underlying at other times during the term of the Notes could be greater than or equal to its Knock-In Level.  This difference could be particularly large if there is a significant decrease in the closing level of either or both Underlyings during the later portion of the term of the Notes or if there is significant volatility in the closing level of either or both Underlyings during the term of the Notes, especially on dates near the Valuation Date.

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YOUR PAYMENT AT MATURITY MAY BE DETERMINED BY THE LESSER PERFORMING UNDERLYING — Because the payment at maturity will be determined based on the performance of the Lesser Performing Underlying, you will not benefit from the performance of the other Underlying.  Accordingly, if the Notes have not been redeemed early and a Knock-In Event has occurred, you will lose some or all of your principal amount at maturity, even if the Final Level of the other Underlying is greater than or equal to its Initial Level.

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JPMS’S ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — JPMS’s estimated value is only an estimate using several factors.  The original issue price of the Notes will exceed JPMS’s estimated value because costs associated with selling, structuring and hedging the Notes are included in the original issue price of the Notes.  These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes and the estimated cost of hedging our obligations under the Notes.  See “JPMS’s Estimated Value of the Notes” in this term sheet.

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JPMS’S ESTIMATED VALUE DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — JPMS’s estimated value of the Notes is determined by reference to JPMS’s internal pricing models when the terms of the Notes are set.  This estimated value is based on market conditions and other relevant factors existing at that time and JPMS’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors.  Different pricing models and assumptions could provide valuations for Notes that are greater than or less than JPMS’s estimated value.  In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.  On future dates, the value of the Notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy Notes from you in secondary market transactions.  See “JPMS’s Estimated Value of the Notes” in this term sheet.

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JPMS’S ESTIMATED VALUE IS NOT DETERMINED BY REFERENCE TO CREDIT SPREADS FOR OUR CONVENTIONAL FIXED-RATE DEBT — The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt.  The discount is based on, among other things, our view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for our conventional fixed-rate debt.  If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the Notes to be more favorable to you.  Consequently, our use of an internal funding rate would have an adverse effect on the terms of the Notes and any secondary market prices of the Notes.  See “JPMS’s Estimated Value of the Notes” in this term sheet.

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THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN JPMS’S THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the Notes will be partially paid back to you in connection with any repurchases of your Notes by JPMS in an amount that will decline to zero over an initial predetermined period.  These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances.  See “Secondary Market Prices of the Notes” in this term sheet for additional information relating to this initial period.  Accordingly, the estimated value of your Notes during this initial period may be lower than the value of the Notes as published by JPMS (and which may be shown on your customer account statements).

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SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the Notes will likely be lower than the original issue price of the Notes because, among other things, secondary market prices take into account our secondary market credit

JPMorgan Structured Investments —	TS-4
Contingent Coupon Callable Yield Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index

spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the Notes.  As a result, the price, if any, at which JPMS will be willing to buy Notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price.  Any sale by you prior to the Maturity Date could result in a substantial loss to you.  See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the Notes.

The Notes are not designed to be short-term trading instruments.  Accordingly, you  should be able and willing to hold your Notes to maturity.  See “— Lack of Liquidity” below.

•
SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the Notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the levels of the Underlyings, including:

•	any actual or potential change in our creditworthiness or credit spreads;
•	customary bid-ask spreads for similarly sized trades;
•	secondary market credit spreads for structured debt issuances;
•	the actual and expected volatility in the levels of the Underlyings;
•	the time to maturity of the Notes;
•	whether the closing level of either Underlying has been, or is expected to be, less than its Coupon Barrier Level on any Observation Date and whether a Knock-In Event is expected to occur;
•	the optional early redemption feature and whether we are expected to redeem the Notes early, which is likely to limit the value of the Notes;
•	the dividend rates on the equity securities included in the Underlyings;
•	the actual and expected positive or negative correlation between the Underlyings, or the actual or expected absence of any such correlation;
•	interest and yield rates in the market generally; and
•	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the Notes, which may also be reflected on customer account statements.  This price may be different (higher or lower) than the price of the Notes, if any, at which JPMS may be willing to purchase your Notes in the secondary market.

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NO DIVIDENDS OR VOTING RIGHTS — As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the securities included in the Underlyings would have.

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VOLATILITY RISK — Greater expected volatility with respect to an Underlying indicates a greater likelihood as of the Pricing Date that the closing level of that Underlying could be less than its Coupon Barrier Level on an Observation Date and/or that a Knock-In Event could occur.  An Underlying’s volatility, however, can change significantly over the term of the Notes.  The closing level of an Underlying could fall sharply on any day during the term of the Notes, which could result in your not receiving any Contingent Interest Payment or a significant loss of principal, or both.

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AN INVESTMENT IN THE NOTES IS SUBJECT TO RISKS ASSOCIATED WITH SMALL CAPITALIZATION STOCKS — The stocks that constitute the Russell 2000® Index are issued by companies with relatively small market capitalization.  The stock prices of smaller companies may be more volatile than stock prices of large capitalization companies.  Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies.  Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

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LACK OF LIQUIDITY — The Notes will not be listed on any securities exchange.  JPMS intends to offer to purchase the Notes in the secondary market but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.  Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which JPMS is willing to buy the Notes.

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THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT — The final terms of the Notes will be based on relevant market conditions when the terms of the Notes are set and will be provided in the pricing supplement.  In particular, each of JPMS’s estimated value and the Contingent Interest Rate will be provided in the pricing supplement and each may be as low as the applicable minimum set forth on the cover of this term sheet.  Accordingly, you should consider your potential investment in the Notes based on the minimums for JPMS’s estimated value and the Contingent Interest Rate.

JPMorgan Structured Investments —	TS-5
Contingent Coupon Callable Yield Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index

What Are the Payments on the Notes, Assuming a Range of Performances for the Lesser Performing Underlying?

If the Notes have not been previously redeemed early and the closing level of each Underlying on any Observation Date is greater than or equal to its Coupon Barrier Level, you will receive on the applicable Contingent Interest Payment Date for each $1,000 principal amount Note a Contingent Interest Payment equal to at least $12.75 (equivalent to an interest rate of at least 5.10% per annum, payable at a rate of at least 1.275% per quarter).  The actual Contingent Interest Rate will be provided in the pricing supplement and will not be less than 5.10% per annum.  If the closing level of either Underlying on any Observation Date is less than its Coupon Barrier Level, no Contingent Interest Payment will be made with respect to that Observation Date.  We refer to the Contingent Interest Payment Date immediately following any Observation Date on which the closing level of either Underlying is less than its Coupon Barrier Level as a “No-Coupon Date.”  The following table assumes a Contingent Interest Rate of 5.10% per annum and illustrates the hypothetical total Contingent Interest Payments per $1,000 principal amount Note over the term of the Notes depending on how many No-Coupon Dates occur.

Number of No-Coupon Dates	Total Contingent Coupon Payments
0 No-Coupon Dates	$63.75
1 No-Coupon Date	$51.00
2 No-Coupon Dates	$38.25
3 No-Coupon Dates	$25.50
4 No-Coupon Dates	$12.75
5 No-Coupon Dates	$0.00

The following table illustrates the hypothetical payment at maturity on the Notes in different hypothetical scenarios.  Each hypothetical payment set forth below assumes that the Lesser Performing Underlying is the Russell 2000® Index and that the Notes have not been redeemed early.  We make no representation or warranty as to which of the Underlyings will be the Lesser Performing Underlying for purposes of calculating your actual payment at maturity, if any, or as to what the closing level of either Underlying will be on any Observation Date.  In addition, the following table and examples assume an Initial Level for the Lesser Performing Underlying of 1,200, a Coupon Barrier Level and a Knock-In Level for the Lesser Performing Underlying of 780 (equal to 65% of the hypothetical Initial Level) and a Contingent Interest Rate of 5.10% per annum (payable at a rate of 1.275% per quarter).  The actual Contingent Interest Rate will be provided in the pricing supplement and will not be less than 5.10% per annum.  Each hypothetical payment set forth below is for illustrative purposes only and may not be the actual payment applicable to a purchaser of the Notes.  The numbers appearing in the following table and examples have been rounded for ease of analysis.

Final Level of the Lesser Performing Underlying	Lesser Performing Underlying Return	Payment at Maturity If a Knock-In Event Has Not Occurred (1)(2)	Payment at Maturity If a Knock-In Event Has Occurred (2)
2,160.00	80.00%	$1,012.75	N/A
2,040.00	70.00%	$1,012.75	N/A
1,920.00	60.00%	$1,012.75	N/A
1,800.00	50.00%	$1,012.75	N/A
1,680.00	40.00%	$1,012.75	N/A
1,560.00	30.00%	$1,012.75	N/A
1,440.00	20.00%	$1,012.75	N/A
1,380.00	15.00%	$1,012.75	N/A
1,320.00	10.00%	$1,012.75	N/A
1,260.00	5.00%	$1,012.75	N/A
1,200.00	0.00%	$1,012.75	N/A
1,140.00	-5.00%	$1,012.75	N/A
1,080.00	-10.00%	$1,012.75	N/A
960.00	-20.00%	$1,012.75	N/A
840.00	-30.00%	$1,012.75	N/A
780.00	-35.00%	$1,012.75	N/A
779.88	-35.01%	N/A	$649.90
720.00	-40.00%	N/A	$600.00
600.00	-50.00%	N/A	$500.00
480.00	-60.00%	N/A	$400.00
360.00	-70.00%	N/A	$300.00
240.00	-80.00%	N/A	$200.00
120.00	-90.00%	N/A	$100.00
0.00	-100.00%	N/A	$0.00

(1) You will receive a Contingent Interest Payment at maturity if the closing level of each Underlying on the Valuation Date is greater than or equal to its Coupon Barrier Level.

JPMorgan Structured Investments —	TS-6
Contingent Coupon Callable Yield Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index

(2)  A Knock-In Event occurs if the Final Level (i.e., the closing level on the Valuation Date) of either Underlying is less than its Knock-In Level.

Hypothetical Examples of Amounts Payable on the Notes

The following examples illustrate how payments on the Notes in different hypothetical scenarios are calculated.

Example 1: The Notes have not been redeemed early, Contingent Interest Payments are paid in connection with each of the Observation Dates preceding the Valuation Date and the closing level of the Lesser Performing Underlying increases from the Initial Level of 1,200 to a Final Level of 1,440 — A Knock-In Event has not occurred.  The investor receives a payment of $12.75 per $1,000 principal amount Note in connection with each of the Observation Dates preceding the Valuation Date.  Because the Notes have not been redeemed early, a Knock-In Event has not occurred and the Final Level of each Underlying is greater than its Coupon Barrier Level, the investor receives at maturity a payment of $1,012.75 per $1,000 principal amount Note.  This payment consists of a Contingent Interest Payment of $12.75 per $1,000 principal amount Note and repayment of principal equal to $1,000 per $1,000 principal amount Note.  The total amount paid on the Notes over the term of the Notes is $1,063.75 per $1,000 principal amount Note.  This represents the maximum total payment an investor may receive over the term of the Notes.

Example 2: The Notes have not been redeemed early, Contingent Interest Payments are paid in connection with three of the Observation Dates preceding the Valuation Date and the closing level of the Lesser Performing Underlying decreases from the Initial Level of 1,200 to a Final Level of 780 — A Knock-In Event has not occurred.  The investor receives a payment of $12.75 per $1,000 principal amount Note in connection with three of the Observation Dates preceding the Valuation Date.  Because the Notes have not been redeemed early, a Knock-In Event has not occurred and the Final Level of the Lesser Performing Underlying is equal to its Coupon Barrier Level, even though the Final Level of the Lesser Performing Underlying is less than its Initial Level, the investor receives at maturity a payment of $1,012.75 per $1,000 principal amount Note.  This payment consists of a Contingent Interest Payment of $12.75 per $1,000 principal amount Note and repayment of principal equal to $1,000 per $1,000 principal amount Note.  The total amount paid on the Notes over the term of the Notes is $1,051 per $1,000 principal amount Note.

Example 3: The Notes have not been redeemed early, Contingent Interest Payments are paid in connection with each of the Observation Dates preceding the Valuation Date and the closing level of the Lesser Performing Underlying decreases from the Initial Level of 1,200 to a Final Level of 480 — A Knock-In Event has occurred.  The investor receives a payment of $12.75 per $1,000 principal amount Note in connection with each of the Observation Dates preceding the Valuation Date.  Because the Notes have not been redeemed early, a Knock-In Event has occurred and the Final Level of the Lesser Performing Underlying is less than its Coupon Barrier Level, the investor receives at maturity a payment of $400 per $1,000 principal amount Note, calculated as follows:

$1,000 + ($1,000 × -60%) = $400

The total amount paid on the Notes over the term of the Notes is $451 per $1,000 principal amount Note.

Example 4: The Notes have not been redeemed early, no Contingent Interest Payments are paid in connection with the Observation Dates preceding the Valuation Date and the closing level of the Lesser Performing Underlying decreases from the Initial Level of 1,200 to a Final Level of 360 — A Knock-In Event has occurred.  Because the Notes have not been redeemed early, no Contingent Interest Payments are paid in connection with the Observation Dates preceding the Valuation Date, a Knock-In Event has occurred and the Final Level of the Lesser Performing Underlying is less than its Coupon Barrier Level, the investor receives no payments over the term of the Notes, other than a payment at maturity of $300 per $1,000 principal amount Note, calculated as follows:

$1,000 + ($1,000 × -70%) = $300

The hypothetical payments on the Notes shown above apply only if you hold the Notes for their entire term.  These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market.  If these fees and expenses were included, the hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments —	TS-7
Contingent Coupon Callable Yield Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index

Historical Information

The following graphs show the historical weekly performance of the S&P 500® Index and the Russell 2000® Index from January 2, 2009 through March 14, 2014.  The closing level of the S&P 500® Index on March 14, 2014 was 1,841.13.  The closing level of the Russell 2000® Index on March 14, 2014 was 1,181.4130.

We obtained the various closing levels of the Underlyings below from Bloomberg Financial Markets, without independent verification.  Although Russell publishes the official closing levels of the Russell 2000® Index to six decimal places, Bloomberg Financial Markets publishes the closing levels of the Russell 2000® Index to only four decimal places.  The historical levels of each Underlying should not be taken as an indication of future performance, and no assurance can be given as to the closing level of either Underlying on the Pricing Date or any Observation Date, including the Valuation Date.  We cannot give you assurance that the performance of the Underlyings will result in the return of any of your principal or the payment of any interest.

JPMS’s Estimated Value of the Notes

JPMS’s estimated value of the Notes set forth on the cover of this term sheet is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the Notes.  JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your Notes in any secondary market (if any exists) at any time.  The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt.   For additional information, see “Selected Risk Considerations — JPMS’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.”  The value of the derivative or derivatives underlying the economic terms of the Notes is derived from JPMS’s internal pricing models.  These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which

JPMorgan Structured Investments —	TS-8
Contingent Coupon Callable Yield Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index

can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments.  Accordingly, JPMS’s estimated value of the Notes is determined when the terms of the Notes are set based on market conditions and other relevant factors and assumptions existing at that time.  See “Selected Risk Considerations — JPMS’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates.”

JPMS’s estimated value of the Notes will be lower than the original issue price of the Notes because costs associated with selling, structuring and hedging the Notes are included in the original issue price of the Notes.  These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes and the estimated cost of hedging our obligations under the Notes.  Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss.  A portion of the profits realized in hedging our obligations under the Notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits.  See “Selected Risk Considerations — JPMS’s Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this term sheet.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the Notes, see “Selected Risk Considerations — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this term sheet.  In addition, we generally expect that some of the costs included in the original issue price of the Notes will be partially paid back to you in connection with any repurchases of your Notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the Notes.  The length of any such initial period reflects the structure of the Notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the Notes and when these costs are incurred, as determined by JPMS.  See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS’s Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Use of Proceeds

The net proceeds we receive from the sale of the Notes will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the Notes.

The Notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the Notes.  See “What Are the Payments on the Notes, Assuming a Range of Performances for the Lesser Performing Underlying?” and “Hypothetical Examples of Amounts Payable on the Notes” in this term sheet for an illustration of the risk-return profile of the Notes and “Selected Purchase Considerations — Exposure to Each of the Underlyings” in this term sheet for a description of the market exposure provided by the Notes.

The original issue price of the Notes is equal to JPMS’s estimated value of the Notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes, plus the estimated cost of hedging our obligations under the Notes.

For purposes of the Notes offered by this term sheet, the first and second paragraph of the section entitled “Use of Proceeds and Hedging” on page PS-39 of the accompanying product supplement no. 29-I are deemed deleted in their entirety.  Please refer instead to the discussion set forth above.

JPMorgan Structured Investments —	TS-9
Contingent Coupon Callable Yield Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index